UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 20, 2006

VILLAGEEDOCS

(Exact name of registrant as specified in its charter)

California	000-31395	33-0668917
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
14471 Chambers Road, Suite 105
Tustin, California	92780
(Address of principal executive offices)	(Zip Code)

(714) 734-1030
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01.   Entry into a Material Definitive Agreement.

On November 20, 2006, VillageEDOCS, a California corporation (the "Company") and Barron Partners, LP, a Delaware limited partnersip ("Barron"), entered into a Warrant Exchange Agreement (the "Exchange Agreement").  Pursuant to the Exchange Agreement, Barron tendered (i) Stock Purchase Warrants "A" to purchase an aggregate of 32,000,000 shares of the Company's no par value common stock ("Common Stock") and (ii) Stock Purchase Warrants "B" to purchase an aggregate of 8,000,000 shares of Common Stock.  In consideration for tender of the foregoing warrants, the Company issued 22,500,000 shares of its Series A Preferred Stock ("Preferred Stock") to Barron.  Preferred Stock is convertible at the option of the holder into Common Stock on a one-for-one basis.  Pursuant to the Exchange Agreement, the Company agreed to file a registration statement on or before December 7, 2006 with respect to the Common Stock underlying the Preferred Stock.  If the registration statement has not been declared effective by February 28, 2007, the Company is obligated to issue additional shares of Common Stock to Barron at the rate of 1% per month, for a maximum of 12 months, until such time as the registration statement has been declared effective.

The Exchange Agreement reduces the number of shares that were issuable pursuant to the warrants.  The Company believes that such reduction will help it in future capital raising activities.

The foregoing description of the Exchange Agreement is qualified in its entirety by reference to the actual terms of the Exchange Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 3.02.   Unregistered Sales of Equity Securities.

               As described in the Exchange Agreement, the Company issued 22,500,000 shares of Preferred Stock to Barron in consideration for cancellation of warrants entitling Barron to purchase 40,000,000 shares of Common Stock.

Item 9.01 Financial Statements and Exhibits.

(C)	Exhibits:
Exhibit No.	Description
10.1	Warrant Exchange Agreement, dated as of November 20, 2006, by and between VillageEDOCS, and Barron Partners, LP.

 SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 20, 2006	VILLAGEEDOCS
	By:	/s/ Michael A. Richard
Print Name: Michael A. Richard Title: Chief Financial Officer

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